Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333 79547) on Form S-8 of Bridgford Foods Corporation of our report dated January 12, 2007, with respect to the consolidated balance sheets of Bridgford Foods Corporation as of November 3, 2006 and October 28, 2005, and the related statements of operations, shareholders’ equity and comprehensive income and cash flows for the fiscal years ended November 3, 2006 and October 28, 2005, and the related financial statement schedule, which report appears in the November 3, 2006 annual report on Form 10-K of Bridgford Foods Corporation.

/s/ Haskell & White LLP

Irvine, California
January 31, 2007